Exhibit 10.69
FORM OF OEM SUPPLY AND PURCHASE AGREEMENT
          This OEM Supply and Purchase Agreement (“Agreement”) is made as of January 1, 2008 (the “Effective Date”) by and between Nihon Kohden Corporation with offices at 31-4 Nishiochiai 1-chome, Shinjuku-ku, Tokyo 161-8560 Japan (hereinafter referred to as “NK”), and Cardiac Science Corporation, formerly known as Cardiac Science Inc., with offices at 3303 Monte Villa Parkway, Bothell, Washington, USA 98021 (hereinafter referred to as “CSC”) (NK and CSC each being a “Party”, and collectively the “Parties”).
RECITALS
          CSC is a manufacturer of various medical devices including, without limitation, an automated external defibrillator known as the AED 9231 (the “AED 9231”) and Replacement Electrodes referred to collectively as “Products” as defined in Appendix 1 below which, among other things, externally defibrillate a human heart.
          NK develops, manufactures, distributes and sells various medical devices and systems including patient monitoring systems and defibrillators.
          NK and CSC previously entered into an OEM Supply and Purchase Agreement, dated March 1, 2002, as amended by Amendment No. 1 dated March 16, 2005 (the “Prior Agreement”) for the purchase and sale of Products. The term of the Prior Agreement expires on December 31, 2007. NK desires to continue to purchase from CSC, and CSC desires to continue to sell to NK AED 9231s and Replacement Electrodes made by CSC for resale under one or more of NK’s trademarks or brand names. CSC Products sold under the NK trademark or brand name will be sold exclusively by NK.
          NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and other consideration the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed between the parties as follows:
TERMS AND CONDITIONS
1. GRANT OF RIGHTS
          1.1 License. Subject to the terms of this Agreement, CSC grants to NK the non-assignable and non-transferable right and license to:
               (a) Resell and sub-license the NK-branded AED 9231s to end-users or to other third parties for sale;
               (b) Resell and sub-license the Replacement Electrodes to end-users or to other third parties for sale and sub-license to end-users for use only with AED 9231s;

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (c) Use CSC Marks in connection with the marketing, resale and sublicensing of Products, pursuant to CSC’s prior written approval, such approval not to be unreasonably withheld; and
          (d) Resell and sub-license the Products as provided herein under NK’s own Marks and using NK’s own labeling and packaging; provided, however, that NK maintains all CSC Marks and other proprietary notices contained on the Products.
     1.2 Exclusive Appointment. CSC appoints NK as it exclusive distributor to market, sell and distribute the AED 9231 to end user customers in Japan during the Term. Throughout the Term, NK shall use its best efforts to market, sell and distribute AED 9231 in Japan. NK may supplement, but not replace, its marketing, sales and distribution of AED 9231s in Japan with the marketing, sales and distribution of AED 1200s that contain circuit boards purchased from CSC under the OEM Supply and Purchase Agreement dated March 31, 2005 or any successor agreement (the “Parts Agreement”). For the avoidance of doubt, the AED 1200 is referred to in the Parts Agreement as the AED 1x.
     1.3 Enforcement. NK shall enforce its obligations under this Agreement with respect to sublicenses granted by NK pursuant to this Agreement and, upon the request of CSC, shall enforce, at NK’s cost, the rights of CSC with respect to any such sublicense and shall cooperate with CSC, at NK’s cost, in any action by CSC to enforce its rights with respect to any such sublicense, including by providing to CSC all information and assistance that CSC considers reasonably useful to pursue such action. NK’s sale, distribution or other transfer of Products to a distributor or a third party for resale to an End-User shall not prevent CSC from enforcing its rights pursuant to this section.
     1.4 Reservation of Rights. Except as expressly provided herein, CSC does not grant to NK any license or Intellectual Property Rights, whether by implication, estoppel or otherwise in and to the Products, CSC Marks and CSC Confidential Information. NK shall not: (a) reverse engineer, decompile, or otherwise tamper with the Products; (b) permit any third party including distributors or end user customers to do any of the foregoing.
2. SCOPE OF THE OEM SUPPLY AND PURCHASE AGREEMENT
     2.1 For the term of this Agreement, on the terms and conditions provided herein, CSC agrees to sell and NK agrees to purchase the Products more closely specified in Appendix 1 hereto in such quantities as NK orders from time to time pursuant to Section 3.
     2.2 CSC shall supply to NK Products that conform to the technical specifications defined in Appendix 3 hereto and in accordance with the warranty in Section 9.1.
     2.3 Parties shall cooperate and provide to each other in a timely fashion all information necessary to facilitate the OEM version of the AED 9231s.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     2.4 NK agrees to pay CSC for any and all non-recurring engineering (“NRE”) costs and other expenses associated with any modifications to the Products requested by NK including the NK color and labeling under one or more of NK’s trademarks or brand names and any modifications to the casing, internal electronics, software or interfaces of the AED 9231. The Parties will agree in advance as to the nature and the amount of the NRE costs and expenses associated with the aforementioned modifications.
     2.5 All artwork, packages and labels (if any) prepared by CSC in connection with the NK name shall be sent to NK for approval.
     2.6 For convenient reference, certain of the capitalized terms used in this Agreement is defined in Appendix 4.
     2.7 During the Term, NK shall not, directly or indirectly (e.g., through any Affiliate or distributor), promote, market, sell or distribute any product that directly competes with the AED 9231. However, for purposes of this Section 2.7 any automated external defibrillator with a lower specification than AED 9231, including but not limited to an AED 1200 that contains circuit boards purchased from CSC under the Parts Agreement and any automated external defibrillator equivalent or similar to the AED 1200, shall not be considered to be a product that competes with the AED 9231.
     2.8 NK shall not, directly or indirectly (e.g., through any Affiliate or distributor), promote, market, sell or distribute any AED 9231 or AED 1200 in North America.
3. TERM AND TERMINATION
     3.1 Duration. This Agreement becomes effective as of the Effective Date and continues in full force and effect, unless sooner terminated as set forth below, until [*] (the “Term”).
     3.2 Termination. Either Party may terminate this Agreement by giving the other Party written notice of termination at least one (1) year prior to the effective date of such termination. Either party (the “terminating party”) may immediately terminate this Agreement upon notice to the other in the event that the other party: (a) breaches any material term of this Agreement, including the obligation to pay amounts due under this Agreement and such breach is not cured within thirty (30) days after notice from the terminating party; or (b) immediately upon written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution
     3.3 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, the following provisions apply:

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          (a) NK will promptly remit to CSC all money due as of the date of expiration or termination; and if CSC terminates this Agreement pursuant to Section 3.2(a), then NK shall reimburse CSC for its actual costs of raw materials and components used to manufacture the Products which CSC has procured in order to supply the Products anticipated by this Agreement, and all work-in-process related to such Products; provided, however, that (i)NK shall only be required to reimburse CSC for such volume of raw materials, components and work-in-process that CSC reasonably determines is unable to utilize for any reasonable period in products other than the Products; and (ii) the amount of any such reimbursement shall be reduced by any refunds that CSC is able to obtain upon making reasonable efforts to return such raw materials and components to the vendors thereof. In the event of termination of this Agreement NK may sell and sublicense the Products existing in its inventory at expiration or termination.
          (b) For a period of up to nine (9) months after the expiration or termination of this Agreement, NK may continue to sell Products existing in its inventory at expiration or termination.
          (c) Except in connection with sales under (b) above, NK shall have no further right to use CSC’s Marks and shall return all promotional materials that contain CSC Marks to CSC.
          (d) NK promptly shall return to CSC all CSC Confidential Information in NK’s possession. NK shall be entitled to retain, however, copies any data and information that NK may be obligated to retain for Quality Control and warranty purposes and/or the requirements of any government agency or applicable law.
          (e) NK shall have a right to keep providing support for the Product to end user customers after expiration or termination of this Agreement. For that purpose, CSC shall continue to supply Replacement Electrodes and all other necessary parts and accessories to NK at its standard published dealer prices under such terms that are mutually agreeable to the parties, and NK may sell such Replacement Electrodes, parts and accessories to such customers.
          (f) In the event of any termination of this Agreement by NK pursuant to the first sentence of Section 3.2, then, upon CSC’s request, NK shall cooperate and assist CSC to obtain JMHW and any other regulatory approval required for CSC to directly or indirectly (e.g., through another distributor) promote, market, sell and distribute Products in the Territory after the end of the Term. Such cooperation and assistance may include, without limitation, the transfer of any such approvals held by NK to CSC or its designee.
          (g) Neither party shall by reason of the termination or expiration of this Agreement in accordance with its terms be liable to the other for compensation, reimbursement or damages on account of lost prospective profits or anticipated sales, or on account of expenditures, investments, leaves or commitments by the other or on any other account.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

4. NK OBLIGATIONS
     4.1 Applicable Laws.
          (a) NK shall comply with all applicable laws, rules and regulations in all of its activities relating to this Agreement including the U.S. export laws, and to the marketing, sale, lease, license, promotion, distribution, export, import and transfer of the Products, including without limitation, obtaining any and all registrations and licenses required for the operation of NK’s business and the marketing, sale, lease, license, promotion, distribution, export, import and transfer the Products.
          (b) NK shall be solely responsible for and agrees to provide, in connection with the sale, offer to sell, license, lease, import, export, transfer or distribution of Products, such labeling, manuals, or other information as may be required by applicable laws, including but not limited to instructions, warning and preventions.
          (c) NK shall maintain in effect, pursuant to applicable laws including but not limited to 21CFR 821 of the U.S. Code of Federal Regulations, a system of tracking each of the Products, and shall provide such information to CSC. Such a system shall, at a minimum enable CSC to promptly:
     (i) identify each Product to its final and/or current location.
     (ii) if appropriate to recall, remedy, repair or modify any or all of the Products, and/or notify the owners or possessors thereof, in the event of a recall affecting the Products;
     4.2 Documentation and Models. NK shall provide CSC with one copy of the operations manuals for each AED 9231 model sold under NK’s trade name. When a manual is revised, a copy of the revised manual will be provided within 30 days after the revised manual is first issued.
     4.3 Responsibility. NK shall be jointly and severally liable to CSC for the actions and omissions of its officers, employees, agents, directors, representatives, distributors, sub-dealers, End-Users and other sublicenses with respect to performance under any license or sub-license granted or authorized hereunder or related to the subject matter thereof.
5. CSC OBLIGATIONS
     5.1 Supply. CSC shall provide Products to NK pursuant to the terms and conditions specified herein. Notwithstanding the foregoing, CSC shall be relieved of the obligation to supply such Products in the event that any of the following circumstances occurs: (i) a third party claims that any of the Products infringes or misappropriates its intellectual property; and

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

(ii) any product recall involving any of the Products. CSC shall not be required to provide any direct support to End-users unless mutually agreed upon by CSC and NK in writing.
     5.2 Modifications. NK may request modifications to the Products, which would result in a deviation from the description of the Products in the Technical Specifications which is specified in Appendix 3; provided such a request is made at least ninety (90) days prior to the desired effective date of such modification. The parties shall negotiate in good faith any such requested modification, including any related amendments to this Agreement to provide for reimbursement for any non-recurring costs that CSC will incur to effect such modifications and any adjustments to the prices hereunder to reflect any increased costs of manufacturing the Products as a result of such modification. If the parties are unable to agree upon such requested modification and related amendments to this Agreement within such ninety (90) day period, this Agreement and the Document shall continue in effect without change;
     5.3 Training. CSC shall provide training on the Products for certain NK’s sales personnel, engineers or its clinical specialists. CSC’s training on the Products will be provided as reasonably agreed upon by the parties.
     5.4 CSC Product Changes. CSC shall inform NK about any material changes of specification or any other material changes to the Products at least 180 days prior to their implementation. If the proposed modification might affect the performance, quality or functioning of the Products or the approvals, permissions, consents or licenses applicable to them, CSC shall not modify the Products unless NK has given its consent to the modification in writing. If NK gives its consent to the proposed modification, the modified Products shall replace the prior version of the Products and the terms and conditions of this Agreement shall continue to apply. If the modified Products are not acceptable to NK, CSC shall, if feasible, continue to deliver to NK unmodified Products. Concerning the Replacement Electrodes, if the modification relates to a change in the gel material, CSC shall provide NK with the modification notice and biocompatibility data at least 180 days prior to the proposed date of shipment of the modified Replacement Electrodes.
     5.5 Out of warranty service. With respect to out-of-warranty product returns, CSC shall agree to repair the out of warranty Product for a period of at least seven (7) years from the date of delivery by CSC of the Product. NK shall contact CSC and inform CSC of the relevant information and request a returned goods authorization and upon approval by CSC, CSC shall give a return authorization number within two (2) days from receiving the request from NK. As promptly as possible, but not later than ten (10) working days after CSC’s receipt of the out of warranty Products, CSC shall to the extent possible repair the out of warranty Product. CSC shall provide a report together with any product being returned. Each Party shall bear its own shipping costs. The risk of loss or damage to the product shall pass to the other party upon delivery to the other party’s carrier. CSC shall apply its standard service rate to such out of warranty repairs, unless cost of repair is estimated to exceed $200. In such cases, NK shall have

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the right to approve in advance the nature and the amount of the repair costs and expenses associated with the out of warranty Product requiring repairs.
     5.6 Product Discontinuation. If CSC plans to discontinue manufacturing of any of the Product from its product line, it shall notify NK about the intended removal in writing at least 240 days in advance. CSC will make its best commercial effort to provide substitute product if Product, as defined in Appendix 1, is discontinued.
     5.7 Spare Parts. CSC will make best effort to make compatible spare parts available on reasonable commercial terms for a period of at least [*] from the delivery by CSC of the Product in question. NK understands that there may be no spare parts for the Products other than the Products themselves or their replacements. Accordingly, in such cases where spare parts are reasonably required for necessary repair of such Products, CSC shall replace the Product in question with replacements that are reasonably acceptable to NK and on reasonable commercial terms.
     5.8 Applicable Laws and Regulations.
          (a) CSC shall manufacture the Products in compliance with FDA, ISO 9001, the MDD (the Counsel Directive 93/42/EEC concerning medical devices promulgated by the Counsel of the European Communities as amended) and all other applicable laws and regulations.
          (b) CSC shall assist and cooperate with NK’s efforts, to the extent reasonably necessary, in obtaining any regulatory approvals necessary for the use of the Products. In this case of JMHW, the parties shall cooperate with each other to attain necessary approvals.
     5.9 CSC Notification. Notification of quality control and assurance from CSC to NK shall be as set forth in Appendix 5. CSC will indemnify and hold NK harmless from and against any and all direct damages sustained as the result of CSC’s failure to provide timely notice of Product failure or defect as detailed in the Appendix 5.
6. ORDERS
     Unless expressly otherwise agreed, all sales under this Agreement shall be between CSC as seller and NK as purchaser.
     6.1 NK shall submit to CSC periodic forecasts every month of its anticipated requirement of the Products for the subsequent five (5) month period. The purchase forecasts are not binding on NK. The forecasts shall be provided in good faith. CSC shall notify NK of any inability as a result of causes beyond CSC’s control (i.e. Force Majeure) to supply according to NK’s forecasts no later than four (4) weeks prior to the forecast date of shipment and in such case shall inform NK of the maximum amount it is able to supply and its shipment schedule.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     6.2 NK shall order Products from CSC by issuing written purchase orders. Purchase orders for AED 9231s shall be issued at least sixty (60) days in advance of the requested shipment date. Purchase orders for Electrodes shall be issued at least thirty (30) days in advance of the requested shipment date.
     6.3 Unless otherwise agreed between the Parties, NK may reschedule in writing, delivery of any Product on purchase orders with CSC within the following guidelines:

Days from Scheduled Shipment Date:	Allowed Changes
AED 9231s [*] days	No changes

AED 9231s –[*] days	[*] percent (plus or minus)

AED 9231s –[*] days	[*] percent (plus or minus)

Days from Scheduled Shipment Date	Allowed Changes
Electrodes [*] days	No changes

Electrodes [*] days	[*] percent (plus or minus)

Electrodes [*] days	[*] percent (plus or minus)
     6.4 Every purchase order given by NK will be deemed to be a separate purchase contract under the terms of this Agreement. Cardiac Science may at its sole discretion refuse to accept or may cancel any outstanding purchase order in the event that any of the following circumstances occurs: (i) CSC determines or a third party claims that any of the Products infringes or misappropriates its intellectual property; and (ii) any product recall or similar corrective action involving any of the Products which is required to be reported under the FDA’s Medical Device Reporting requirements such as 21 CFF Part 803.
7. DELIVERIES
     7.1 Delivery and Shipping. Unless expressly otherwise agreed in writing, all orders shall be delivered by CSC EXW CSC’s manufacturing plant in Deerfield, WI or another location of CSC’s choosing, interpreted in accordance with INCOTERMS (2000 Edition). CSC shall use its commercially reasonable efforts to ship the Products with test reports in time for them to arrive by delivery dates agreed upon in compliance with the ordering procedure described herein. CSC shall notify NK of any anticipated delivery problems in advance, but CSC shall not be responsible for any loss or liability suffered by NK as a result of delay in delivery or replacement of any order. NK agrees, however, that for shipments destined to locations outside the U.S.,

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

where transit time is expected to take more than one week, the minimum lead time for orders may be appropriately increased by CSC to reasonably account for such additional transit time. Title and risk of loss to Products purchased under this Agreement shall pass to NK upon delivery thereof to the carrier.
     7.2 Packaging. Unless NK specifies otherwise, deliveries of the Products shall be made in CSC’s standard delivery containers, which are reasonably designed to avoid damage during delivery and inventory phases. Delivery shall be made to such address as NK specifies in a purchase order. NK shall pay reasonable costs of any special packaging that it requires.
     7.3 Taxes. Except as expressly stated otherwise, prices set forth herein do not include any existing or future taxes, tariffs, fees, duties, assessments or other charges (other than income taxes assessed on CSC) that may be applicable to the Products supplied to NK pursuant to this Agreement. If such additional sums are required to be withheld, collected, or paid, then CSC shall add them to the price payable by NK.
     7.4 Acceptance and Non-Conforming Products. All sales of Products to NK shall be deemed accepted upon shipment by CSC and title to the Products shall pass to NK upon delivery to NK’s carrier. NK shall inspect Products promptly upon receipt at the shipping destination in accordance with incoming inspection criteria mutually agreed upon by the Parties to determine if any Products are non-conforming. Upon reasonable request, CSC shall provide reasonable assistance to NK in order to determine whether any of the Products are non-conforming. Non-conforming Products may be returned freight prepaid to CSC after receipt of a return authorization number from CSC. CSC shall issue a return authorization number within two (2) days from receiving information from NK. No returns will be accepted without a return authorization number. As promptly as possible, but not later than ten (10) working days after CSC’s receipt of properly rejected goods, CSC shall, at its option and expense, either repair or replace non-conforming Products. CSC shall provide a repair/replacement report together with any product being returned. Title and risk of loss or damage to the products shall pass to the other party upon delivery to the other party’s carrier. CSC will prepay transportation charges back to NK and shall reimburse NK for any costs of transportation incurred by NK in connection with the return to CSC of properly rejected goods. Other than as permitted in this Section or under the terms of the warranty stated herein, goods may not be returned to CSC.
     7.5 Failure to Pay Duties. NK shall bear all applicable taxes (such as sales, use or similar taxes); all customs, duties, and similar charges; and all personal property taxes assessable on Products after delivery to the carrier at CSC’s plant. In the event of NK’s failure to pay any amounts due CSC within the time herein provided, CSC may, in addition to other remedies available to it, cease acceptance and /or delivery of orders for Products from NK until such time as NK’s payments are current and may thereafter condition acceptance and delivery of future orders on such other or additional payment terms as it shall, in its discretion, determine.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     7.6 Inspection. NK may, by itself or through its appointed representative, during regular business hours and following reasonable notice to CSC, inspect CSC’s physical facilities and CSC’s quality control procedures in order to assure compliance with the specifications, quality requirements and other applicable standards. In the event that NK determines that the quality procedures applied by CSC are insufficient as to ensure consistent acceptable quality, NK shall specifically inform CSC thereof and of its recommended corrective measures to be undertaken by CSC. CSC agrees to evaluate such recommendation in good faith. CSC agrees to take all appropriate measures in order to ensure compliance of its sub-suppliers with the foregoing. Any circumstance which might lead to modification or cancellation of CSC’s ISO quality system certificate(s) or status as an FDA registered manufacturer in good standing, shall be immediately informed to NK in writing.
8. PRICES AND TERMS OF PAYMENT
     8.1 Prices. The prices for the Products shall be as set forth in Appendix 2 and, unless expressly otherwise agreed by the Parties, CSC shall sell and NK shall purchase the Products during the Term from the Effective Date to [*] at those prices. Prices after [*] shall be based upon mutual agreement of the parties and minimum quantity targets by NK. The Parties shall consult and cooperate to agree upon the prices and minimum quantity targets for each Product to be purchased by NK under this Agreement during any NK fiscal year (i.e. April 1 to the following March 31) commencing after [*] no later than [*] of the prior year.
     8.2 Credit. Any credit terms set forth for NK hereunder shall be subject to the condition that open account credit is established and maintained to CSC’s satisfaction and that shipment of any delivery will not cause NK to exceed such credit limit as CSC may from time to time establish. Unless expressly otherwise agreed in writing, payment for all Products shall be made by NK in US dollars by wire transfer within thirty (30) days from the date of arrival of the Products at NK’s premises or such other destination as may have been specified in the purchase order. In addition to all of the other rights and remedies to which CSC shall be entitled, CSC shall be entitled to interest on overdue payments at the rate of twelve (12) per cent per annum or highest rate permitted by the applicable law, whichever is lower. In the event of NK’s failure to pay any amounts due CSC within the time herein provided, CSC may, in addition to other remedies available to it, cease acceptance and/or delivery of orders for Products from NK until such time as NK’s payments are current.
9. CSC REPRESENTATIONS AND WARRANTIES
     9.1 General. CSC’s warranty obligations for the Products supplied by CSC shall be set forth in subsection (a) — (e) below:
          (a) CSC represents and warrants that the Products supplied by CSC shall be in accordance with the specifications and quality requirements specified in this Agreement and free from defects or faults in design workmanship and materials for a period of five (5) years after

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

delivery by CSC of each Product to NK. Batteries shall be supplied in accordance with the specifications and quality requirements specified in this Agreement and shall be warranted for a period of two (2) years after delivery by CSC to NK;
          (b) Products as provided by CSC, and as of the Effective Date, are in compliance with all applicable requirements of U.S. and Japanese law or regulation. As stated in Section 13.3 herein, CSC will make its best effort to be in compliance with applicable regulatory requirements of other foreign countries in which the Products may be marketed;
          (c) CSC shall maintain quality control procedures in compliance with the requirements of the following quality systems ISO 13485:2003, US GMP 21 CFR 820 (“the US GMP”) and the Council Directive 93/42/EEC concerning medical devices promulgated by the Council of the European Communities as amended (“the MDD”). If requested by NK, CSC shall provide NK with appropriate documents evidencing that the Products comply with the essential requirements of the MDD and US GMP product standards. CSC grants NK the right, by itself or through its appointed representative, during regular business hours and following reasonable notice to CSC, to inspect CSC’s physical facilities and CSC’s quality control procedures in order to assure compliance with the specifications, quality requirements and other applicable standards as required by JMHW ordinances. In the event that NK determines that the quality procedures applied by CSC are insufficient as to ensure consistent acceptable quality, NK shall specifically inform CSC thereof and of the reasonable corrective measures recommended to be undertaken by CSC. CSC agrees to consider in good faith any such recommended corrective measures without delay. CSC agrees to take all appropriate measures in order to ensure compliance of its sub-suppliers with the foregoing;
          (d) CSC has good and marketable title, and the right to license or sell the Products free and clear of all liens, security interests and encumbrances;
          (e) CSC has the legal capacity to execute this Agreement and to perform its obligations hereunder; and execution and delivery of this Agreement by CSC and performance of its obligations hereunder shall not violate any applicable U.S. laws.
     9.2 Remedies. (a) If CSC breaches any of its warranties described in Section 9.1, CSC will, in its sole discretion, either: (i) repair or replace the Product under the applicable warranty, or (ii) refund any fees already paid for the non-conforming goods. If CSC decides to repair or replace a Product, NK shall contact CSC and inform CSC of the relevant information and request a returned goods authorization. If CSC gives a returned goods authorization, CSC will bear shipping costs in transit in both directions; provided, however, CSC will only bear CSC’s shipping costs to CSC if NK ships via a carrier designated by NK and directs the carrier bill to CSC. Title and risk of loss or damage to the Product shall pass to the other party upon delivery to the other party’s carrier. CSC shall ship the repaired or replacement Product to NK with repair/replacement report as promptly as possible, but not later than ten (10) working days after CSC’s receipt of the non-confirming Products.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     9.3 Limitations.
          (a) THE EXPRESS WARRANTY PROVIDED IN THIS ARTICLE 9 IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY CSC WITH RESPECT TO THE PRODUCTS, AND CSC GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY CSC OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF THE PRODUCTS BY CSC OR NK’S USE OR SALE OF THE PRODUCTS OR NK’s AND CSC’s CONDUCT IN RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF CSC IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY. THE REMEDIES SET FORTH IN SUCH EXPRESS WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO ANY PERSON FOR BREACH OF WARRANTY.
          (b) The warranties described in Article 9 do not extend to any Products that have been subject to misuse, neglect or accident; that have been damaged by causes external to the Products, including but not limited to failure of or faulty electrical power; that have been used in violation of CSC’s instructions, inconsistent with the Documentation or outside the scope of the license granted herein; on which the serial number has been removed or made illegible; or that have been modified, disassembled, serviced or reassembled by anyone other than CSC or its authorized agents.
          (c) NK agrees that the warranty, remedies and limitations on liability provided in this Agreement (subject to the limitations thereon) reflect a bargained-for compromise between CSC and NK as to the allocation of risk in this Agreement.
10. NK REPRESENTATION AND WARRANTY
     10.1 General. NK represents and warrants:
          (a) As to Products subject to sublicenses granted by NK, NK shall not provide any representations and warranties to its sublicenses, which exceed in scope the representations and warranties provided by CSC to NK herein.
          (b) NK has the legal capacity to execute this Agreement and perform its obligations hereunder;
          (c) Execution and delivery of this Agreement by NK and performance of its obligations hereunder shall not violate any applicable Japan laws.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

11. LIMITATION OF LIABILITY EXCEPT PRODUCT LIABILITY
     IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF CSC FOR ANY CLAIM CONCERNING PERFORMANCE OR NONPERFORMANCE BY CSC PURSUANT TO, OR IN ANY WAY RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT, EXCEPT PRODUCT LIABILITY DESCRIBED IN SECTION 12 AND INFRINGEMENT LIABILITY DESCRIBED IN SECTION 16, SHALL BE LIMITED TO THE AMOUNT PAID TO CSC BY NK FOR THE LICENSED AED 9231s OR REPLACEMENT ELECTRODES, AS APPLICABLE, IN ACCORDANCE WITH THIS AGREEMENT AND WITH RESPECT TO WHICH LICENSED AED 9231 OR REPLACEMENT ELECTRODES, AS APPLICABLE, SUCH CLAIM SPECIFICALLY RELATES. IN NO EVENT SHALL CSC BE LIABLE FOR DAMAGES CAUSED BY NK’s OR ANY END-USER’S ACT OR OMISSION.
12. PRODUCT LIABILITY
     Notwithstanding anything to the contrary contained herein, CSC agrees to indemnify and hold NK harmless from and against any and all losses, claims, damages, costs and expenses, including reasonable attorney’s fees, arising out of or relating to personal injury, illness and/or death if it is established that such damage and/or personal injury resulted from any i) defect with respect to design, manufacture, workmanship or materials of the Product; or ii) failure of the Product, at the time of shipment to NK, to comply with the Technical Specifications which is specified in Appendix 3; provided that NK shall:
          (a) give CSC prompt written notice of the claim;
          (b) tender defense of the claim to CSC;
          (c) cooperate with CSC in connection with the defense and any settlement of the claim; and
          (d) not settle the claim without the prior written consent of CSC, which consent shall not be unreasonably withheld.
13. REGULATORY REQUIREMENTS, RECALLS
     13.1 The Parties confirm that in relation to the JMHW regulatory approvals or submission that CSC shall be regarded as the manufacturer of the Products and NK as the in- country caretaker.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     13.2 The Parties agree to cooperate in order to gain JMHW regulatory approval for the Products including Cardiac Science’s biphasic AED 9231 product. For shipments outside of Japan, CSC warrants that the Products conform to the requirements established in the MDD for CE marking and will affix the CE mark to all the Products.
     13.3 Each Party shall make its best efforts to comply with all applicable laws and regulations of the competent jurisdiction in which NK sells its Products. In particular, each Party shall ensure that the Products as well as their respective activities in relation thereto conform to all legislation, rules, regulations and statutory requirements existing from time to time.
     13.4 If either Party becomes aware of an event where there is reasonable suspicion that the Product contributed to or caused a death or serious injury or an event where a Product has malfunctioned and, if that malfunction occurred again, it could cause death or serious injury, then such Party shall use its best efforts to (a) give the other Party notice thereof orally within 24 hours from the receipt of such complaint or becoming aware of such event and (b) confirm such notice by email within 24 hours after giving oral notice. As used herein, “Serious injury” means: Any injury or illness that i) is life threatening, or ii) result in permanent impairment of a body function or permanent damage to a body structure, or iii) necessities medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure. To be reported a direct link with the Product and its possible short -comings should be clearly established.
     13.5 The Parties shall be responsible for reporting under United States reporting requirements such as 21 CFR Part 803, the Japanese Ministry of Health and Welfare and the European Union reporting requirements and under the reporting requirements of any other country as may be applicable. Before submitting a report involving a Product either Party shall use its best efforts to notify the other Party and to obtain any information it may have relating to any incident involving a Product. Copies of such reports shall be sent to the other Party without delay. If JMHW or any governmental authorities require to take any product corrective action (including notification, recall, removal and correction) involving a Product in Japan, NK shall use its best efforts to notify CSC by email within 24 hours from the receipt of such information and CSC shall be responsible to determine the conduction or non-conduction of the corrective action within a commercially reasonable time and manner after the receipt of the information from NK. In case that CSC decides to take any corrective action for any product in overseas which is substantially the same as the Product specified herein, the Product sold or distributed by NK in Japan shall also to be taken corrective action.
     If FDA or other regulatory authorities contact either Party to inquire about or investigate the Products sold under this Agreement, the contacted Party, unless required to maintain confidentiality by such authorities, shall inform the other Party immediately thereof. The Parties shall co-operate closely to clear any regulatory issues or potential regulatory issues promptly.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     Notice required by this section 13.4 and 13.5 shall be responsible for each party’s Quality Assurance Department.
     The information required from NK in case of reporting incidents are including the following:
i)	identification of the device including brand name,

ii)	description of the incidents,

iii)	how the Product was involved and/or contributed to the incident,

iv)	identity of the person(s) who were affected by the incidents,

v)	identity of the medical personnel who were involved in the incident,

vi)	whether a death or serious injury occurred,

vii)	identity by name, address, telephone number, email and title of the person submitting the information to the other Party,

viii)	whether the incidents have already been reported to the FDA or other authorities by the person making the report
     13.6 In the event CSC decides to take any product corrective action in Japan (including notification, recall, removal and correction) with respect to the Product sold or distributed by NK, regardless of whether such action is initiated to comply with applicable laws or regulations or for other reasons, the Parties agrees that: a) NK shall be the point of contact for purchasers of its Products (whether directly of through its distributors); b) after discussion between the parties, CSC will “define the action to be taken” and c) during the course of recall of the Product, CSC shall work with NK to provide replacement Product if required by end user customers to minimize any downtime of replacement Product. In such cases, CSC shall provide NK with efficient quantity of replacement Product as soon as possible for NK’s immediate action to end user customers, and CSC shall reimburse NK for direct costs of the type set forth below which are in incurred by NK to implement such actions,
As used herein, “define action to be taken” means;
i)	In the event of any recall of any Product, CSC shall work with NK to provide investigation of scope and root cause of the Product failure, and provide a corrective action plan for any found cause of the Product failure.

ii)	Defining the effectiveness check procedure (to establish the corrective action has been completed).

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

iii)	CSC shall make every effort to pursue any necessary actions against the Vendor or Supplier responsible for the Product.

iv)	If NK submits a corrective action request that accompanies a end user customer returned Product that requires immediate response, then Seller shall respond with scope of problem evidence of registration and initial plan for root cause analysis within 72 hours of the request.
The type of costs reimbursable under this Section  13.6 are: mailing, telephone, telefax and printing charges for shipment of the Product to NK back to CSC; and direct labor costs to receive and handle returned Product and to replace the Product to end user customers. In case that it is necessary for NK to confirm that Product is manufactured under appropriate manufacturing and quality control, NK has a right to audit such system.
14. INTELLECTUAL PROPERTY RIGHTS
     14.1 Ownership. Except as expressly provided herein, neither Party grants to the other Party any license or intellectual property right, whether by implication, estoppel or otherwise in and to its Products, patents, trademarks, documentation and confidential information. Except in the case of NK’s need to provide authorized service to said Products, NK shall not: (a) reverse engineer, decompile, disassemble or otherwise tamper with the Products; (b) install, integrate, adapt or use the Products except as described in CSC’s documentation; and (c) permit any third party including any of NK’s distributors or end user customers to do any of the foregoing.
     14.2 CSC Trademarks. Subject to NK’s compliance with the terms of this Agreement, CSC grants to NK the non-transferable and non-assignable right to use the trademarks, service marks, trade names, logos or other words or symbols of CSC identifying the Products (the Trademarks”) on NK’s advertising and promotional materials, stationery, signs, labels and packaging in order to convey that NK is manufacturing Products, equipment or devices which incorporate the Products. The Trademarks are and shall remain the exclusive property of CSC, whether or not such ownership is specifically recognized or protected under the laws of the Territory. NK shall acquire no rights to the Trademarks other than those set forth in this Article, and NK hereby assigns and transfers to CSC all rights other than those granted pursuant to this Section that it may acquire in and to the Trademarks, whether by operation of law or otherwise. NK shall comply with CSC’s guidelines for the use of the Trademarks, and shall allow CSC an opportunity to inspect the Products to confirm NK’s compliance herewith.
     14.3 NK Trademarks. CSC shall not use or refer to NK’s name or trademarks in any other form or manner or for any other purpose than what is expressly allowed in this Agreement. All artwork, packages and labels (if any) prepared by CSC in connection with the NK name shall be sent to NK for approval.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     14.4 Infringement. CSC warrants that it is the sole and exclusive owner of, or has valid licenses, with the right to sublicense, the Products, in each case free and clear of any and all liens, claims or encumbrances. CSC represents that (i) it has not been determined to be infringing any patents or other rights with respect to the Products and (ii) no person has asserted that CSC’s manufacture or sale of the Products anywhere in the world infringes any patent or other proprietary right of such person.
     14.5 Notification. NK shall promptly notify CSC of (a) any claims, allegations or notification that NK’s sale, offer to sell, license, lease, importation, export, transfer or distribution of any Product may or will infringe the Intellectual Property Rights of a third party; and (b) any determination, discovery, or notification that any person or entity is infringing or may be infringing the Intellectual Property Rights of CSC.
     14.6 Alteration and Use. NK may not remove or alter any proprietary designs notices or Marks contained in or on the Products, Documentation or related materials. NK may not make any reference or claim about CSC or the Products or use any of CSC marks, which have not been approved or provided by CSC.
15. CONFIDENTIALITY
     15.1 This Agreement and all documents, drawings, manuals and other materials related thereto and transmitted between the Parties, provided that only if it is designated as “Confidential” in writing when communicated, or within thirty (30) days of disclose, if disclosed orally, shall be treated as confidential by the Parties and their employees and such information shall not be disclosed to any third party. Without the other Party’s prior written consent, this Agreement and any other materials treated as confidential hereunder may be disclosed by either parties in compliance with governmental regulations and other corporate reporting requirements; provided that such Party has notified the other Party and cooperated in good faith to take such steps as may be reasonably available to protect the confidentiality of the information contained therein to the extent requested by the other Party and as may be allowable by the applicable law. Confidential Information does not include information that: a)at the time of disclosure is already known to the public, b)becomes generally available to the public after disclosure through no fault on the party, c)Recipient can demonstrate it had rightfully, prior to disclosure to Recipient by the other party, d)Recipient rightfully obtains from a third party having the right to disclose it, or e) is independently developed by recipient without the use of Confidential Information; Each Party shall arrange proper filing for specifications and drawings given by the other Party. Each Party shall nominate a person who shall be in charge of the filing and shall inform this person of the confidentiality requirements of this Agreement. The parties agree to hold all Confidential Information confidential for a period of two (2) years after the expiration and/or termination of the Agreement.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

16. CSC INDEMNIFICATION
     16.1 Indemnity. Notwithstanding anything to the contrary contained herein and subject to NK satisfying the conditions of Section 14, CSC shall indemnify and hold NK, its affiliates and their respective directors, officers, employees and representatives harmless from and against any suits, actions, losses, damages and other expenses solely arising out of or in connection with any claim that any authorized use of a Product infringes or violates any Intellectual Property Right or copyright of a third party.
     16.2 Remedies. If NK’s or any End-User’s use of the Products is prevented by an injunction or court order because of any claim of infringement, CSC will, at its expense, and in its sole discretion, use reasonable commercial efforts to: (a) replace or modify the Product, in such a manner so as to maintain its functionality and compatibility, but nonetheless make the Products, as applicable, no longer subject to a claim of infringement; or (b) procure for NK’s or any End-User’s benefit the right to use and resell the Products, as applicable, as provided in this Agreement. If (a) and (b) above are not commercially viable, CSC shall refund to NK all amounts paid therefore by NK and shall terminate the rights granted herein.
     16.3 Exclusion. CSC will have no liability for any claim of indemnity if such claim is based upon: (a) Products that have been modified, disassembled, reassembled, serviced, altered or changed without the express written authorization of CSC; or (b) the combination, operation, or use of the Products with software and/or hardware not supplied by CSC, if such liability would have been avoided in the absence of such combination, operation or use.
     16.4 Entire Liability. This Article 16 states CSC’s entire liability for infringement of any patent or other intellectual rights with respect to the Products
     16.5 Conditions. NK shall promptly notify CSC of (i) any matter for which NK may claim indemnification, (ii) any claim against NK that any Products misappropriate any trade secret or infringe any patent, copyright or other Intellectual Property Right of a third party and (iii) any suit, action or proceeding brought against NK on the basis of any such claims. CSC shall, in its sole discretion, defend or settle any such claim, suit, action or proceeding in any manner and on any terms it shall deem appropriate, and the costs thereof (including any final award of damages) shall be borne entirely by CSC. If CSC elects to defend any such suit, action or proceeding, NK shall provide CSC, at CSC’s expense, with all the needed information, assistance and authority necessary to enable CSC to defend such claim. NK shall not without CSC’s prior written approval itself defend or settle any such suit, action or proceeding.
17. NK INDEMNITY
     17.1 General. Notwithstanding anything to the contrary contained herein, NK shall indemnify and hold harmless CSC, its affiliates and their respective directors, officers,

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

employees and representatives harmless from any claims, demands, actions, suits, proceedings, judgments, damages, expenses and costs (including reasonable attorneys fees) related to:
          (a) Any of its activities under this Agreement, including any third party assertion that the Products or any component thereof, to the extent they have been modified, disassembled, reassembled, serviced, altered or changed by NK, infringe or misappropriate any patents or copyrights of such third parties;
          (b) Death, injury or damage (including death) to any person or property caused by the Products that have been subject to modification, alteration or change that NK instructed and/or required to CSC.
     17.2 Conditions. CSC shall promptly notify NK of (i) any claim against CSC that Products, which have been modified, disassembled, reassembled, serviced, altered or changed by NK or CSC in accordance to NK’s instruction or requirement, misappropriate any trade secret or infringe any patent, copyright or other intellectual property right of a third party and (ii) any suit, action or proceeding brought against CSC on the basis of any such claims. NK shall, in its sole discretion, defend or settle any such claim, suit, action or proceeding in any manner and on any terms it shall deem appropriate, and the costs thereof (including any final award of damages) shall be borne entirely by NK. If NK elects to defend any such suit, action or proceeding, CSC shall provide NK, at NK’s expense, with all the needed information, assistance and authority necessary to enable NK to defend such claim. CSC shall not without NK’s prior written approval itself defend or settle any such suit, action or proceeding.
18. INSURANCE
     Throughout the term of this Agreement, and for a period of at least three (3) years thereafter, CSC and NK shall each carry a reasonable amount of commercial general liability insurance. Insurance is to be maintained by parties pursuant to the provisions of this Article and shall provide for written notice to the other party thirty (30) days in advance of any termination or cancellation of such insurance. Upon the request of either party from time to time during the term hereof, each party shall provide the other with a certificate evidencing such insurance coverage.
19. GENERAL
     19.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement are to be in writing and are deemed to be duly given (a) upon being delivered either personally or by overnight courier with delivery charges prepaid, (b) upon the fifth (5th) day from the date such notice was mailed by certified or registered mail, postage prepaid, receipt requested, or (c) upon being sent by telecopy, to the people and addresses set forth below or to such other person or address as either party may specify by notice

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

in writing to the other party. All notices, requests, demands, waivers and communications are received on the date of delivery.
          If to CSC:
Cardiac Science Corporation.
3303 Monte Villa Parkway
Bothell, Washington 98021
Attention: John Hinson, President and Chief Executive Officer
Facsimile: (425) 402-2020
With a copy to:
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101
Attention: Richard Rohde
Facsimile: (206) 359-7120
          If to NK:
Nihon Kohden Corporation
31-4 Nishiochiai 1 Chome
Shinjuku-ku, Tokyo 161-8560 JAPAN
Attention:
Facsimile:
     19.2 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of war, civil commotion, embargo, strike or any other act which is beyond the reasonable control of the party affected, then the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent that such prevention, restriction or interference; provided that the party so affected shall use commercially reasonably efforts to avoid and remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.
     19.3 Successors and Assigns. This Agreement inures to the benefit of and is binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, confers on any person other than the parties hereto (or their successors and permitted assigns), any rights, remedies, obligations or liabilities.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

     19.4 Entire Agreement. This Agreement (including the Exhibits) is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, oral and written.
     19.5 Assignment. Neither party may assign this Agreement without the prior written approval of the other party.
     19.6 Relations. This Agreement creates no partnership, joint venture, franchise or agency between the parties. Except as expressly set forth in this Agreement, neither party has the right to assume or create, either directly or indirectly, any liability or any obligation of any kind, expressed or implied, in the name of or on behalf of the other party, and neither party shall represent that it has such authority.
     19.7 Waiver. This Agreement may only be waived or amended, if such waiver or amendment is in writing, specifically references this Agreement and is executed by the party to be bound. The waiver by either party of a breach of any provision of this Agreement does not operate as a waiver of any other breach. A party’s failure or delay to exercise any right hereunder does not operate as a waiver.
     19.8 Unenforceability. The illegality, invalidity or unenforceability of any part of this Agreement does not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Agreement is found to be illegal, invalid or unenforceable, this Agreement will be given such meaning as would make this Agreement legal, valid, and enforceable in order to give effect to the intent of the parties.
     19.9 Governing Law. This Agreement is governed and construed according to the laws of Washington, U.S.A. The court of competent jurisdiction shall be exclusively the district court of Washington located in King County, Washington, U.S.A. if an action is brought by NK, or shall be exclusively Tokyo district court, Japan if an action is brought by CSC.
     19.10 Dispute Resolution. Prior to taking any legal action, the parties shall attempt to resolve any claim or controversy arising out of this Agreement by way of amicable negotiations within a reasonable period not to exceed thirty (30) days after the date of a notice from either party to the other describing such claim or controversy.
     19.11 Irreparable Harm. CSC and NK acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, a material breach or material failure to comply with its confidentiality obligations or license restrictions would cause irreparable harm to other party’s business and that the other party would not have an adequate remedy at law for money damages. Therefore, CSC and NK agrees that NK and CSC is entitled to specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction against any such breach or noncompliance. All remedies provided for herein are

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

cumulative and the exercise of any particular remedy by NK and CSC and does not limit or preclude the exercise of any other remedy available to it.
     19.12 Survival. Articles and Sections 1, 2.2, 3.2, 3.3, 4.3, 5.5, 5.7, 5.9, 7.5, 9, 10.1, 11, 12, 13, 14, 15, 16 and 17 survive any expiration or termination of this Agreement.
     19.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.
     19.14 Relation to the Prior Agreement. This Agreement applies to purchase and sale of Products during the term of this Agreement set forth in Section 3 of this Agreement. The purchase and sale of Products during the term of the Prior Agreement as set forth in Section 3 thereof shall be governed by the terms of the Prior Agreement.
* * *
     IN WITNESS WHEREOF, the Parties have caused this OEM Supply and Purchase Agreement to be executed by their duly authorized representatives.

Nihon Kohden Corporation	Cardiac Science Corporation

Name:	Name: Allan Criss

Title:	Title: Senior Vice President of Sales and Marketing
APPENDICES:
1. The Products

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

2. Prices
3. Technical Specifications
4. Definitions
5. Notification of Quality Control and Assurance from CSC

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

APPENDIX 1
The Products
          The Products consist of the following:
          A.I. The AED 9231 is a portable automated external defibrillator that analyzes a persons’ electrocardiogram and advises an operator to deliver an electric shock(s) using monophasic or biphasic defibrillation technology to a patient in order to restore normal heart rhythm; and includes Cardiac Science’s patented RescueReady technology such as one button operation, pre-connected disposable electrode pads and status indicator. The AED 9231s ordered by NK under this Agreement will have NK specified coloring and labeling as agreed upon by the Parties
          A.2. The “Electrodes” or “Replacement Electrodes” are single patient use defibrillation electrodes for use with the AED 9231s. Electrodes ordered by NK under this Agreement will be labeled under the NK tradename and packaged in such as way to accommodate the RescueReady capabilities of the AED 9231.
          Technical specifications of the Products are attached hereto as Appendix 3.
          Products include only versions that have been commercially released by CSC, and NK shall not sell or distribute any pre-released versions provided by CSC for test, evaluation, demonstration, promotional or other purposes.
          If CSC commercially releases a successor to the AED 9231 during the Term (“Successor Product”), then CSC shall make the Successor Product available for purchase by NK under this Agreement; provided that the Parties agree upon pricing and minimum quantity commitments by NK for the Successor Product. In such event, the Parties shall amend this Appendix 1 and Appendix 2 to include the Successor Product. For purposes of foregoing, the Successor Product is limited to the next released portable automated external defibrillator that has a feature set equivalent to or higher than the feature set in the version of the AED 9231 offered by CSC on the Effective Date and that is intended to replace the AED 9231 in the applicable market.
          Additional models and other devices, systems, components and/or parts may be added as “Products” under this Agreement by mutual written agreement of the Parties.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

APPENDIX 2
The prices for the Products during the Term from the Effective Date to [*] are as follows (the Target Number of Units is based upon the prices):
Prices for AED 9231 (without electrode pads)

Month	Target Number of Units	Price per Unit
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Total	[*]

Quarter	Target Number of Units	Price per Unit
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
Total	[*]
A potential additional purchase of up to [*]additional units above the [*] forecasted or targeted above, at the price points listed below. The [*] will be a one time only purchase in the [*] time frame. The price for the additional number of units is contingent on CSC receiving a purchase order for the [*] units for [*] and the [*] units forecasted for [*], prior to receiving an order for the additional [*] units.

Number of Units	Price per Unit
1 to 1,000	[*]
1,001 to 2,000	[*]
2,001 and up	[*]

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Prices

Product		Price, $USD
NK branded AED 9231 Electrodes	any quantity	[*]

Datacard Adapter	any quantity	[*]

USB to RS-232 Plug in Adapter All prices are in US Dollars (USD)	any quantity	[*]

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

APPENDIX 3
Technical Specifications
[*]

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

APPENDIX 4
Definitions
1.	The following is a listing for convenient reference of terms as defined in this Agreement:

2.	Affiliate means with respect to any specified party, any other legal entity that directly or indirectly controls, is controlled by or is under common control with, such specified party.

3.	CSC means Cardiac Science Corporation.

4.	NK means the Nihon Kohden Corporation.

5.	Effective Date means January 1, 2008.

6.	Replacement Electrode and Electrode mean the electrodes specified in Appendix 1.

7.	MDD means the counsel directive 93/42 EEC concerning medical devices promulgated by the Council of the European Communities as amended.

8.	Module means the module specified in Appendix 1.

9.	Party or Parties means NK and CSC individually and collectively as applicable.

10.	Products means the products specified in Appendix 1.

11.	U.S. GMP means the requirements of U.S. GMP 21 CFR 820.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Appendix 5
Notification of Quality Control and Assurance from CSC
1.	CSC shall inform the following of NK in writing.

CSC shall inform NK of attentions which NK shall inform to purchaser or installer of products, if there are some possibilities that product is installed in non-medical institution and operated by personnel who are not qualified as a doctor or not trained.

CSC shall inform NK of the contents of the obligation of purchaser or installer concerning control or maintenance of products. CSC shall inform NK of the contents of the obligation of NK concerning control or maintenance of installed products.

2.	In the following cases, CSC shall inform NK in writing immediately (within at least 1 week).

After the products are supplied to the customer, if there are any mistakes or omissions which shall be corrected, or if there are any other additional items concerning safety which are not described on the operator’s manual, CSC shall inform NK of them in writing.

3.	In the following cases, CSC shall inform NK by fax quickly.

CSC shall inform NK by fax, if any adverse events concerning AED 9231 are reported in a medical congress, in Enforcement Report or MDR by FDA. The information of any adverse events includes the product of other company. CSC shall not be obligated to notify NK of routine submission of MDRs to the FDA or routine product complaints.

CSC shall inform NK by fax if the failure or the claim concerning safety of products of CSC has occurred, regardless of whether CSC has the responsibility or not, or whether the product is failure or not.

CSC shall inform NK by fax if software is changed.

Where automatic charge and/or internal discharge algorithm or arrhythmia detection algorithm is changed, or change that affects input and output or the result of arrhythmia detection program is implemented, CSC shall inform NK of the differences between changed products and previous products, the purpose or reason of the change, and identify the scope of the change (whether it is applied to products which has already supplied to the customer, or it limits products which will be shipped in the future) and explain the reason to NK.

4.	When the circuit or material or structure of the products is improved or changed, CSC shall inform NK of the outline and serial number, regardless of the details of notification to JMHW. In the following cases, CSC shall inform NK of them in written quickly.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

1)	When parts, related to electrical isolation of applied part from live parts, and creepage distance, air clearance and construction related to dielectric stress are changed, or these parts manufacturers are changed.

2)	When exterior material of the products is changed.

3)	When dimension and weight are changed more than +/- 5% greater.

4)	When specification affects the products’ performance, quality and function.

5)	When block diagram is changed.

6)	When testing procedure is changed.

[*]  Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.